NO. 70-9839

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549

                         AMENDMENT NO. 7
                               TO
                     APPLICATION/DECLARATION
                               ON
                            FORM U-1
                            UNDER THE
           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                       Northeast Utilities
               Western Massachusetts Electric Company
                       174 Brush Hill Road
                     West Springfield, MA 01089

               The Connecticut Light and Power Company
                      107 Selden Street
                       Berlin, CT 06037


              (Names of companies filing this statement and
                addresses of principal executive offices)

                          NORTHEAST UTILITIES
              (Name of top registered holding company)

                        Gregory B. Butler
          Vice President, Secretary and General Counsel
               Northeast Utilities Service Company
                        107 Selden Street
                        Berlin, CT 06037
             (Name and address of agent for service)

     The Commission is requested to mail signed  copies of all orders, notices and communications to:

       Jeffrey C. Miller, Esq.      David R. McHale
       Assistant General Counsel    Vice President and Treasurer
       Northeast Utilities Service  Northeast Utilities Service
       Company                      Company
       107 Selden Street            107 Selden Street
       Berlin, CT 06037             Berlin, CT 06037


     The Application/Declaration in this File, as heretofore amended, is hereby further amended to include the following exhibit to Item 6:

     ITEM 6

     EXHIBITS AND FINANCIAL STATEMENTS

     (a) Exhibits

          K.2 Revised Common Equity Ratios

          L.1 Revised Amortization Schedule for RRBs


     SIGNATURES

     Pursuant to the requirements of the Public Utility Holding
     Company Act of 1935, as amended, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

     NORTHEAST UTILITIES
     WESTERN MASSACHUSETTS ELECTRIC COMPANY
     THE CONNECTICUT LIGHT AND POWER COMPANY

     By:	    /s/ Randy A. Shoop
     Name:   Randy A. Shoop
     Title:  Assistant Treasurer - Finance
             of Northeast Utilities Service Company
             as Agent for the above named companies.


     Date: January 18, 2002